Exhibit 99.1
SILVERLEAF RESORTS, INC. AMENDS SENIOR LOAN FACILITIES
DALLAS, TX—June 10, 2008—Silverleaf Resorts, Inc. (NASDAQ: SVLF) today announced the amendment of its inventory and receivables credit facilities with CapitalSource Finance LLC. The inventory facility was increased from $30 million to $50 million, with the revolving period extended to April 2010 and the maturity date extended to April 2012. Both the revolving period and the maturity date of the receivables facility were extended from June 2008 to June 2010. Both amendments allow the Company to extend the respective terms for one-year additional periods.
     Thomas Morris, Executive Vice President – Capital Markets and Strategic Planning, commented, “We are very pleased by the continued support of our industry lenders. CapitalSource has been a valuable partner and contributor to our overall success. The increased liquidity in this difficult credit market further validates our business model.”
     Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.
     This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K filed on March 12, 2008.
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Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166 x2218